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                                                                    EXHIBIT 99.2

                             STOCK OPTION AGREEMENT

                   ROBB PECK MCCOOEY FINANCIAL SERVICES, INC.

                  STOCK OPTION AGREEMENT, made as of the 1st day of May, 2000 between ROBB PECK McCOOEY Financial Services, Inc. ("RPM") and [Name] (the "Participant"), residing at ________________________.

                              W I T N E S S E T H:

                  RPM hereby grants to the Participant as of May 1, 2000 (the "Award Date") options to purchase ________ shares of RPM's common stock, $.10 par value per share ("Common Stock"), at an exercise price of $1,350 (the "Exercise Price") per share (the "Options"), subject to the following terms and conditions:

                  1. TAX STATUS OF OPTIONS. It is intended that the Options awarded hereunder shall not constitute an "incentive stock option" as defined in
Section 422 of the Internal Revenue Code.

                  2. "VESTING. Options are not exercisable until vested. Options shall vest in accordance with the following schedule:


              Anniversary of              Participant is vested in:
                Award Date                -------------------------
                ----------
                   1st                    20% of the Options
                   2nd                    40% of the Options
                   3rd                    60% of the Options
                   4th                    80% of the Options
                   5th                    100% of the Options;

provided, however, that upon (i) the death or Disability (as hereinafter defined) of Participant or (ii) the consummation of any transaction described in
Section 5 (so that Participant can exercise the Options), all of the Options shall become fully vested. Upon the termination of Participant's employment with RPM and its subsidiaries and affiliates (collectively, the "Company") for any reason other than his death, all Options which have not vested on or before the date of such termination shall be forfeited and cancelled. If the Participant is employed by a subsidiary or affiliate of RPM, the Participant shall be deemed to have ceased employment with such subsidiary or affiliate at such time as RPM owns, either directly or indirectly, less than 50% of the total combined voting power of all classes of stock of such subsidiary or affiliate."

                  3. EXERCISE OF OPTIONS. (a) Except as otherwise provided in paragraph 5(a), vested Options must be exercised on or prior to 5:00 p.m. New York, New York time on the earliest to occur of the following dates (the "Expiration Date"):

                     (i) The 90th day following the date of the Participant's death; or

                     (ii) The 30th day following the date of the termination of Participant's employment with the Company for any other reason.

Any vested Options not exercised on or prior to such earliest date shall be forfeited and cancelled.


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                     (b) The Options shall be exercised by giving written notice of exercise in the form of Appendix I hereto, which notice shall be accompanied by payment to RPM, in immediately available funds, of the Exercise Price for the number of shares of Common Stock specified in such notice.

                     (c) Upon giving such notice and making such payment, RPM shall promptly issue to the Participant the shares of Common Stock to which the Participant is entitled hereunder.

                     (d) If the Options should be exercised in part only, RPM shall, upon surrender of this Agreement, simultaneously execute and deliver a new Agreement evidencing the rights of the Participant to purchase the balance of the shares of Common Stock purchasable hereunder. Upon proper exercise of the Options (including payment), the Participant shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of RPM shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Participant. RPM shall pay all expenses, and any and all United States federal, state and local stock transfer taxes that may be payable in connection with the preparation, issue and delivery of stock certificates in the name of the Participant.

                     (e) Anything herein to the contrary notwithstanding, no exercise of the Options may be made with respect to fewer than the lesser of (i) 100 shares of Common Stock or (ii) all remaining shares of Common Stock subject to the Participant's Options.

                     (f) The Options may not be transferred other than by will or by the laws of descent and distribution, and during the Participant's lifetime the Options may be exercised only by him. If the Participant dies prior to the Expiration Date, the Options may be exercised by his executor or administrator, or by the person or persons to whom the Options are transferred by will or the applicable laws of descent and distribution, in accordance with subparagraph (a) of this paragraph 3. If the Options are exercised by the executor or administrator of the Participant, or by the person or persons to whom the Options have been transferred by the Participant's will or the applicable laws of descent and distribution, RPM shall be under no obligation to deliver stock pursuant to such exercise until RPM is satisfied as to the authority of the person or persons exercising the Options.

                  4. PUT AND CALL RIGHTS. (a) RPM shall have the right, at any time and for any reason, to purchase all or any portion (in multiples of Options to purchase 100 shares of Common Stock) of a Participant's vested Options (a "call"), and a Participant shall have the right, at any time and for any reason, to require RPM to purchase all or any portion (in multiples of Options to purchase 100 shares of Common Stock) of a Participant's vested Options (a "put"), upon thirty (30) days prior written notice to the Participant or RPM, as the case may be, at a purchase price equal to the difference between the Exercise Price and the book value per share of Common Stock, determined in accordance with the provisions of Section 8 of Article FIFTH of the Restated Certificate of Incorporation of RPM. The net book value per share of Common Stock shall be determined as of the close of the regular monthly accounting period next preceding the date on which the Participant or RPM exercised his or its put or call, as the case may be, and shall be determined in good faith by RPM's Board of Directors, which determination shall be binding upon the Participant.

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                     (b) With respect to an election by RPM to exercise its
right to call any of Participant's Options pursuant to subparagraph (a) of this paragraph 4, RPM shall mail by first class registered or certified mail to the last known address of the Participant a written notice advising of the Corporation's election to exercise its right to call such Options, stating (i) the number of Options to be purchased, (ii) the purchase price to be paid and the net book value of the shares subject to such Options, (iii) the type of payment (cash or evidence of indebtedness or both), and (iv) the date upon which payment of the purchase price will be made at the principal place of business of RPM (the "date of purchase"), which date shall not be more than six months following the date on which RPM mailed such notice. Participant shall deliver this Agreement to RPM representing such shares on the date specified in such notice against payment therefor, and shall acknowledge in writing that the Options being purchased are cancelled.

                     (c) With respect to an election by the Participant to exercise his right to require RPM to purchase any of his Options pursuant to subparagraph (a) of this paragraph 4, RPM shall mail by first class registered or certified mail to the Participant, not later than one hundred twenty days following the date on which RPM receives a notice from the Participant, given pursuant to subparagraph (a) of this paragraph 4, a written notice stating (i) the purchase price to be paid and the net book value of the shares subject to such Options, (ii) the type of payment (cash or evidence of indebtedness or both), and (iii) the date upon which payment of the purchase price will be made at the principal place of business of RPM (the "date of purchase"), which date shall not be more than six months following the date on which RPM received written notice from the Participant pursuant to subparagraph (a) of this paragraph 4. The Participant shall deliver this Agreement to RPM on the date of purchase specified in such notice against payment therefore and shall acknowledge in writing that the Options being purchased are cancelled.

                     (d) The purchase price for Options purchased pursuant to this paragraph 4 shall be paid entirely in cash or partly in cash and partly in evidences of indebtedness of RPM, in such proportions as RPM may determine; provided that the cash paid by RPM on the date of purchase shall not be less than 20% of the purchase price. Indebtedness of RPM included in the purchase price shall bear interest, payable at the end of each calendar quarter, at an annual rate not less than one percent over the prime rate then (date of purchase) printed in the Wall Street Journal, with the maximum interest payable being at the rate of 10 percent per annum (unless a higher rate of interest shall be required to avoid imputed interest to the holder of such indebtedness under Internal Revenue Code Section 483 or Section 1274, in which case such indebtedness shall bear interest at such higher rate of interest). Such indebtedness shall provide for payment of principal in four equal annual installments commencing one year after the date of purchase. RPM shall have the right, at its option, to prepay the principal of any or all of such indebtedness, in part or in full at any time, in multiples of Five Hundred Dollars ($500.00) without premium or penalty. Any such prepayment shall be accompanied by the interest accrued on the principal amount so prepaid through the date of prepayment. Such indebtedness may be subordinated, in RPM's discretion, to other debt of RPM then extant or thereafter incurred.

                     (e) RPM shall have all rights granted to it under paragraph 10 of this Agreement with respect to any purchase of Options under subparagraph
(a) of this paragraph 4.

                     (f) Upon failure of the Participant on the date of purchase to accept payment of the purchase price and acknowledge that the Options being purchased are cancelled, RPM may cause the purchase price to be paid for such Options to be deposited with any bank in the City, County and State of New York with aggregate capital and surplus of not less than

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$100,000,000, for a period of six months, to be paid to the Participant by such bank upon execution of such written acknowledgment. Upon such a deposit of the purchase price, RPM shall give written notice thereof to the Participant by mailing the notice by first class registered or certified mail to his last known address, and upon the mailing of the notice the Participant shall have no further rights with respect to such Options. If the Participant does not deliver such written acknowledgement as aforesaid prior to the expiration of said six-month period, he shall be deemed to have irrevocably consented to the cancellation of such Options. The purchase price so deposited shall be transferred to RPM and thereafter the Participant shall look only to RPM for payment of the purchase price.

                  5. MERGERS; CONSOLIDATIONS. (a) In the event that (i) the Board of Directors of RPM proposes to (A) consolidate with or merge into any Person (as hereinafter defined) and RPM shall not be the continuing or surviving corporation of such consolidation or merger, (B) permit any Person to merge into RPM and RPM shall be the continuing or surviving corporation, but, in connection with such merger, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other Person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the continuing or surviving corporation, or (C) sell or otherwise transfer all or substantially all of RPM's assets to any Person, then, in each such event, the Board of Directors shall give written notice of the recommended or proposed transaction to the Participant not less than 30 days prior to the anticipated effective date of the recommended or proposed transaction. At any time prior to a date specified in such notice, which shall not be more than 10 days prior to the anticipated effective date of the recommended or proposed transaction, the Participant, if he wishes to exercise part or all of his vested Options, may condition such exercise upon, and provide that such exercise shall become effective at the time of but immediately prior to, the consummation of the transaction, and the Participant shall make payment of the Exercise Price for the shares of Common Stock to be purchased on the date of the Participant's notice of conditional exercise. If the recommended or proposed transaction is consummated, the Options, to the extent not exercised prior to the date specified in RPM's notice, shall terminate on the effective date of such consummation (which shall thereupon be deemed to be the "Expiration Date" of the Options for purposes of this Agreement). If the recommended or proposed transaction is abandoned, the shares of Common Stock with respect to which the Options are conditionally exercised but which are not purchased shall continue to be available for purchase in accordance with this Agreement, and any payment made with the notice of conditional exercise shall be promptly refunded to the Participant by RPM.

                     (b) A "Person" shall mean any individual, firm, corporation or other entity and includes as well any syndicate or group deemed to be a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934.

                  6. LEGEND; PURCHASE FOR INVESTMENT. The Participant covenants that he is taking the Options and will be purchasing the shares of Common Stock for investment and not with a view towards the distribution thereof, that such Options and/or shares will not be transferred, to the extent permitted hereunder, except in compliance with applicable federal and state securities law and that all shares of Common Stock issued hereunder will bear a restrictive legend with respect thereto, the content of which shall be substantially as follows:

                  "THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS

                  AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF WITHOUT REGISTRATION UNDER OR OTHER COMPLIANCE WITH THAT ACT AND THOSE LAWS AND THE RULES AND REGULATIONS ADOPTED THEREUNDER. THE SHARES ARE SUBJECT TO REPURCHASE BY THE COMPANY PURSUANT TO THE RESTATED CERTIFICATE OF INCORPORATION OF THE COMPANY."

                  7. CERTAIN ADJUSTMENTS. In the event of a recapitalization, stock split, stock dividend, combination, exchange of shares, merger, consolidation, rights offering, separation, reorganization, liquidation or other change in the corporate structure of RPM, the number and kind of shares of Common Stock subject to the Options and/or the Exercise Price of the Options shall be adjusted as may be appropriate and equitable in order to protect the Participant against dilution.

                  8. RIGHTS AS A STOCKHOLDER. Until the shares of Common Stock are issued to the Participant upon exercise of the Options in accordance with this Agreement, the Participant shall have no rights of a stockholder of RPM including, but not limited to, the right to receive dividends or vote with respect to the shares.

                  9. REPRESENTATIONS AND WARRANTIES OF RPM. RPM hereby represents and warrants to the Participant that it has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, including the issuance of shares of Common Stock upon the exercise of the Options and that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, have been duly and validly authorized by RPM.

                  10. WITHHOLDING TAXES. In order to enable RPM to meet any applicable federal, state or local withholding tax requirements arising as a result of the exercise of any of the Options, RPM shall have the right to (i) make deductions from any payment of any kind otherwise due the Participant, including the delivery or vesting of shares of capital stock, or require shares of Common Stock to be withheld from the exercise of any of the Options, in each case in an amount sufficient to satisfy withholding of any federal, state or local taxes required by law attributable to the exercise of any of the Options, or (ii) take such other action as may be necessary or appropriate to satisfy any such withholding obligations.

                  11. GOVERNMENT REGULATIONS. Notwithstanding anything contained herein to the contrary, RPM's obligation to issue and deliver certificates evidencing shares of Common Stock upon the exercise of any of the Options shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required.

                  12. EMPLOYMENT. The grant of the Options hereunder and/or the existence of this Agreement shall not affect the Company's right to discharge a Participant or constitute an agreement of employment between the Participant and the Company.

                  13. GOVERNING LAW. This Agreement shall be interpreted and construed in accordance with the laws of the State of New York, without regard to its conflicts of laws rules or principles.

                  14. NOTICES. Any notice or other communication required or permitted under, or given by reason of, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or when mailed, by certified mail, postage prepaid, addressed as follows (or to such other address as the party may specify by notice pursuant to this provision, except that notices of change of address shall be effective only upon receipt);

                      (a)   To the Company:

                            ROBB PECK McCOOEY Financial Services, Inc.
                            20 Broad Street
                            New York, New York 10005
                            Attention:  Nathan J. Mistretta

                      (b)   To the Executive:

                            [Name]
                            [Address]

                  15. BINDING EFFECT; SUCCESSORS AND ASSIGNS.

                      (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors, assigns, heirs, executors and representatives.

                      (b) This Agreement may not be modified, amended or changed except in writing executed by the parties hereto.

                  16. NO WAIVER. No course of dealing and no delay on the part of any party hereto in exercising any right, power or remedy conferred by this Agreement shall operate as a waiver thereof or otherwise prejudice such party's rights, powers and remedies. No single or partial exercise of any rights, powers or remedies conferred by this Agreement shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

                  IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first hereinabove written.

                            ROBB PECK McCOOEY FINANCIAL SERVICES, INC.



                            By:
                               -------------------------------------------------
                                 Name:  Nathan J. Mistretta
                                 Title:  Executive Vice President



                            ----------------------------------------------------
                            Name


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                                   Appendix I


                          NOTICE OF EXERCISE OF OPTION


TO:   ROBB PECK McCOOEY Financial Services, Inc.            Dated:______________
      20 Broad Street
      New York, New York  10005
      Attention:  Nathan J. Mistretta


                  The undersigned, pursuant to the provisions set forth in the attached Agreement, hereby exercises its right to purchase ________ shares of Common Stock of ROBB PECK McCOOEY Financial Services, Inc., pursuant to the terms and provisions of such Agreement, and is hereby making payment herewith in full therefor at the price per share provided by such Agreement.

                                      Signature
                                               ---------------------------------



                                      Address
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